EXHIBIT 4.9

Minjiang University

Wanzhong (Hong Kong) Investment Co., Ltd.

Agreement on Cooperation in Establishing the Straits College of Minjiang University

September 2009

Party A: Minjiang University

Domicile: No.1, Wenxian Road, Minhou Street, Fuzhou, Fujian

Legal Representative: Yang Bin       Title: President

Party B: WANZHONG (HK) INVESTMENT LIMITED

Domicile: FLAT/RM 34F/A GAO FENG BLDG HARBOR HEIGHT PARK NORTH POINT HONGKONG

Legal representative: Gong Qinghai

In accordance with the spirit of Fujian Province’s “Opinions on Higher Vocational Education Serving the Reform and Construction Project of the Economic Zone on the West Bank of the Straits” (Min Zheng Ban [2008] No.59) and “Opinions on Implementing Fujian-Taiwan Educational Exchange and Cooperation Project” (Min Zheng Ban [2008] No.176). On the basis of the approval of Fujian Provincial Education Department for the joint talent training project between Party a and Taiwan University of Chinese Culture and Taiwan University of Practice, in order to further implement the State Council’s “Some Opinions on Supporting Fujian Province to Accelerate the Construction of the Economic Zone on the West Bank of the Straits” and the Fujian Provincial Party Committee and the provincial government on the construction of “Cross-Strait People’s Exchange and Cooperation”. Party A and Party B agree to cooperate in the establishment of the Straits College of Minjiang University (hereinafter referred to as the Straits College). Hereby agree as follows:

I. Name of the college: Straits College of Minjiang University (subject to the name approved by the competent educational authority of the Chinese government).

II. Nature of the College: In accordance with the provisions of the Education Law of the People’s Republic of China, the Law of the People’s Republic of China on the Promotion of Privately-run Education, the Regulations on Sino-foreign Cooperation in Running Schools, the Measures for the Implementation of the Regulations on Sino-foreign Cooperation in Running Schools and other relevant laws and regulations, A cooperatively-run school established by Party B as a third-party investor by Party A in cooperation with Taiwan Chinese Culture University, Shih Chien University and other universities in Taiwan.

In the initial stage of the establishment of the Straits College, the undergraduate project of “sectional docking” joint training of talents in Fujian and Taiwan higher vocational colleges approved by Fujian Provincial Department of Education was implemented, which was established in accordance with the mode of Party a’s Ai’en College, and was changed into an independent college with legal personality when conditions were ripe.

1

III. School-running level, scale and academic certificate

1. School-running level: undergraduate education in ordinary colleges and universities, four years of schooling, recruiting candidates who have reached the undergraduate admission qualification in the general college entrance examination.

2. School scale: 340 full-time students will be enrolled in the first session, 600 to 800 students will be enrolled in the second session, and the final scale will reach about 1200 students.

3. Academic certificate: The undergraduate diploma and bachelor’s degree certificate of Minjiang University will be issued to the students who have passed the examination and appraisal at the end of the study period. The student’s certificate of study or certificate of completion during his study in Taiwan shall be issued by Taiwan’s colleges and universities, and the diploma of Taiwan’s colleges and universities shall be issued when conditions are ripe.

IV. Authority of the College

1. The college implements the president responsibility system under the leadership of the board of directors, which is the highest authority of the Straits College.

2. The board of directors shall be composed of representatives appointed by Party A and Party B in accordance with the relevant provisions of the Measures for the Implementation of the Regulations of the People’s Republic of China on Running Schools in Taiwan, China and Foreign Countries, in which Party A shall appoint three, Party B shall appoint three, and other members of the board of directors shall be determined by both parties through consultation. The board of directors shall have one chairman and one vice chairman.

3. The Straits College shall have one dean and no more than two vice-deans. The president and vice president shall be appointed by the board of directors for a term of four years, and the candidates shall be selected through consultation between Party A and Party B. The full-time general Party branch secretary shall be appointed by Party A.

V. Management of the College

1. The Straits College adopts the mode of independent college for management and has its own system.

2. The full-time education and teaching activities of Straits College shall meet the requirements of Party A, and the formulation of teaching plans, the setting and teaching of courses and the management of students’ status shall be implemented under the guidance of Party A, and shall be reported to Party A for the record. Students’ graduation, graduation, dropout, dropout, transfer, etc. Shall be put forward by the Straits College in accordance with the regulations on student status management and submitted to Party A for examination and approval.

3. The Straits College shall conduct independent financial accounting and be responsible for its own profits and losses. Party A and Party B shall exercise the right to supervise and inspect the financial affairs through the directors appointed by them to the Straits College. The Straits College shall provide Party A and Party B with the financial audit report of the previous year 30 days after the end of each fiscal year.

2

4. The Straits College implements a relatively independent personnel management system, employs employees according to the staffing and total wages approved by the board of directors, and implements a full-staff contract appointment system.

VI. Investment of the College

1. According to the plan of Fujian Provincial Department of Education to establish Fujian-Taiwan Education Cooperation Park, Haixia Ziyuan actively strives for Party B to invest in the construction of a modern campus suitable for the scale of running a school in the cooperation park according to the national standards, and to allocate corresponding teaching equipment and books and materials.

2. Before the implementation of the construction plan of Fujian-Taiwan Education Cooperation Park, the location of the Straits College shall be determined in the campus of Aien College, and Party B shall construct teaching facilities to meet the needs of the Straits College in accordance with the relevant standards of the national education department.

3. In order to ensure the teaching needs of the Straits University, Party B shall, within two years from the date of signing this agreement, invest 30 million yuan in the construction of necessary teaching facilities such as teaching, experimental and administrative buildings in accordance with the standard of teaching and scientific research equipment per student assessed by the national education department for undergraduate teaching level and the regulation of 2000 students. In the first year, the construction investment of 20 million yuan will be completed, and in the second year, the investment of 10 million yuan will be completed.

4. Party B shall enjoy the right to use the newly-built real estate invested by Party B on the aforementioned soil products to meet the teaching needs of the Straits College for 20 years free of charge, and Party B shall enjoy the priority of lease after the expiration of the term.

5. Party B shall provide the corresponding certificates and the authentic accounting report issued by a Chinese certified public accounting firm for the funds invested in Paragraph 3 of this Article.

6. If the number of students increases year by year, Party B shall increase the amount of investment according to the standard of teaching and scientific research equipment per student assessed by the Ministry of Education until it meets the standard.

7. During the construction period, the first class of students enrolled by the Straits College shall be arranged to study by Party A free of charge.

VII. Rights and obligations of Party A and Party B

1. Rights and obligations of Party A

1.1 Party A shall assist in straightening out the relationship with the relevant departments of the Chinese government, handle the application and relevant business procedures of the Straits College, be responsible for applying for the enrollment plan of the Straits College to the competent educational administrative authorities of the Chinese government, and issue relevant certificates to the graduates of the Strait College according to the regulations.

1.2 Party A shall be responsible for providing public teaching resources, student dormitories and other supporting facilities for the Straits College and charging fees according to reasonable standards before the implementation of the school-running plan of the Straits College in the Fujian-Taiwan Education Cooperation Park.

3

1.3 Guide and supervise the educational and teaching activities of the Straits College, and organize relevant departments to assist the Straits College in applying for relevant educational and teaching licenses or acceptance of school-running qualifications according to the needs of the Straits College.

1.4 Fulfill the cooperative school-running contracts with Taiwan Chinese Culture University, Taiwan Practice and other Taiwan universities, and urge them to fulfill their obligations under the cooperative school-running contracts.

1.5 Obtain reasonable returns from the cooperation in running the school in accordance with this Agreement.

2. Rights and obligations of Party B

2.1 As the investor of the Straits College, provide funds for the Straits College, and timely increase the investment according to the scale of the school, until it meets the undergraduate standards of the Ministry of Education, so as to meet the educational and teaching needs of the Straits College.

2.2 Obtain reasonable returns for the cooperation in running the school in accordance with the provisions of this Agreement.

VIII. Earnings of both parties

1. Party A’s income. During the period of study in Straits College (Mainland China), Party A shall obtain a fixed proportion of 25% of the tuition income, which shall be paid by Straits College within 30 days after the students register for each semester.

2. Party B’s income. Party B shall be entitled to the income due to the investor, and the remaining part of the annual income of Straits College after paying Party A’s income and various expenses for running the school shall be at the disposal of Party B.

3. During the construction period, during the period when the students of Straits College are arranged by Party A to study, Party B shall suspend the exercise of the right of control over the balance of the funds of Straits College (but retain the rights and interests), and resume the exercise after the investment of 20 million yuan is in place.

IX. Term of Cooperation

1. The term of cooperation agreed in this agreement is 20 years.

2. The education, teaching, administration, logistics facilities and other real estate built based on Party B’s investment shall be owned by Party A free of charge after the expiration of the cooperation period.

3. After the expiration of the cooperation period, if Party A and Party B have the intention to cooperate, they shall sign a new agreement through negotiation.

X. Settlement of Disputes

4

1. If this Agreement cannot be performed or fully performed due to the revision or abolishment of national laws and regulations, or the change of relevant national and Fujian provincial policies, as well as force majeure, this Agreement shall be terminated naturally, and Party A and Party B shall not be liable for breach of contract.

2. The signing of this agreement is based on the joint school-running agreement signed by Party A and Taiwan universities such as Taiwan Chinese Culture University and Taiwan Shih Chien University. If the cooperation between Party A and Taiwan universities fails (including but not limited to the termination of the joint school-running agreement, natural termination, or termination by one party’s exercise of the right of termination), this agreement will be terminated naturally, and both parties will not be liable for breach of contract.

3. If Party B fails to complete the investment and construction as agreed in Article 6 of this Agreement due to its own reasons, it shall bear the liability for breach of contract to Party A and pay a penalty of RMB 1 million yuan; if the delay exceeds 12 months, Party A shall have the right to terminate this Agreement and choose another partner for cooperation. The part invested by Party B (including but not limited to the completed real estate, purchased teaching and scientific research equipment, etc.) shall be accepted by Party A free of charge without any compensation.

4. If the performance of this Agreement is terminated before the expiration of the cooperation term due to reasons not attributable to both parties, the assets invested and built by Party B on the aforementioned land shall be owned by Party A. The assets shall be depreciated by 20 years based on the total cost audited by the relevant administrative departments of the state, and the years for which this Agreement has been performed shall be deducted; or the net value of the real estate appraised by the social intermediary structure when Party A and Party B handle the transfer shall prevail, and Party A shall compensate Party B for the residual value. The residual value after the aforesaid depreciation and the appraised net value shall be subject to the lower value.

5. No matter what causes the dissolution or termination of this Agreement, Party A and Party B shall properly handle the aftermath in the principle of being responsible for the students. In case of the aforesaid circumstances, the authority of the board of directors of Straits College shall be withdrawn and exercised by Party A. From now on, Party A shall send someone to take over the financial affairs of Straits College and dispose of them in accordance with the provisions of laws, regulations and policies, the opinions of the competent authorities of the Chinese government and the provisions of this Agreement, and Party B shall provide necessary assistance and cooperation.

6. As the cooperation period of this Agreement is relatively long, Party A and Party B shall cooperate wholeheartedly during the performance of this Agreement. In case of any dispute, Party A and Party B shall negotiate in advance; if the negotiation fails, the people’s court in the place where the agreement is performed shall have jurisdiction.

XI. Termination and Liquidation

The termination and liquidation of the Straits College shall be carried out in accordance with the provisions of the Constitution of the Straits College. If there is no provision in the Constitution, it shall be handled in accordance with the relevant laws and regulations of the state.

5

XII. Other agreement

During the performance of this Agreement, with the consent of Party A, Party B may change the signing subject of this Agreement to an enterprise legal person in China controlled by Party B according to the needs of policy or investment management.

XIII. Entry into force

1. For matters not covered in this Agreement, Party A and Party B shall separately negotiate and sign a supplementary agreement, which shall have the same legal effect as this Agreement.

2. This Agreement is made in quadruplicate, two for each party, with the same legal effect, and shall come into force as of the date of signature.

Party A: Minjiang University	Party B: Wanzhong (Hong Kong) Investment Co., Ltd.
Legal Representative:	Legal Representative:
September 8, 2009	September 8, 2009

6

Supplementary Agreement No. 1 to the Agreement on the Cooperative Establishment of the Straits College of Minjiang University

Party A: Minjiang University

Domicile: No.1, Wenxian Road, Shangjie Town, Minhou County, Fuzhou City

Legal Representative:

Party B: Fujian Wanzhong Education Investment Management Co., Ltd.

Domicile: Floor 9, Building 1, Jianxing Guangxia, Shuangtuoqiao Yili, Yangqiao East Road, Fuzhou City

Legal Representative:

Whereas:

1. On September 8, 2009, Party A and Wanzhong (Hong Kong) Investment Co., Ltd., the wholly-owned investor of Party B, signed the Agreement on Cooperative Establishment of the Straits College of Minjiang University;

2. On June 29, 2010, the Department of Foreign Economic Cooperation of Fujian Province issued the Reply on the Equity Transfer of Fujian Aida Investment Management Co., Ltd. (Min Wai Jing Mao Zi [2010] No.244). Approve Wanzhong (Hong Kong) Investment Co., Ltd. to transfer the equity of other shareholders of Fujian Aida Investment Management Co., Ltd. and solely operate the renamed Fujian Wanzhong Education Investment Management Co., Ltd.;

3. Agreement on Cooperative Establishment of Transportation College of Minjiang University signed by Party A and Party B on December 28, 2010;

4. After the above two agreements came into effect, the policy of national university enrollment and Taiwan-related cooperative school-running projects has undergone major changes, resulting in the failure to achieve the goal of school-running scale agreed upon in the original agreement.

Based on the principles of equality, voluntariness and seeking truth from facts, and in combination with the facts of the changes in the above enrollment policies, both parties have reached a consensus through full consultation to conclude this supplementary agreement:

1. Party B agrees that Party A shall arrange appropriate enrollment indicators as the enrollment indicators of Minjiang University, Straits College and Transportation College (hereinafter referred to as “Straits College and Transportation College”) jointly organized by both parties according to the annual enrollment quota and professional allocation plan.

2. From the academic year of 2014-2015, 27.5% of the total tuition income of all students of Straits College and Transportation College during their study in Party A shall be allocated to Party A as income. The income is paid by the Straits College and Transportation College within 30 days after the registration of students in each academic year.

3. Party B must invest sufficient funds for the construction of school-running conditions in accordance with the relevant requirements and standards of the competent educational authorities and the corresponding student size, so as to ensure that all school-running conditions of the Straits College and Transportation College meet the above standards. The specific implementation plan is formulated and implemented by the board of directors of the Straits College and the Transportation College.

4. In view of the fact that Wanzhong (Hong Kong) Investment Co., Ltd. has invested in Fujian Wanzhong Education Investment Management Co., Ltd., a wholly-owned enterprise in mainland China, the investor of the Agreement on Cooperative Establishment of Strait College of Minjiang University, Party B of this Agreement shall be changed to Fujian Wanzhong Education Investment Management Co., Ltd. from the effective date of this Agreement.

5. In case of any inconsistency between the Agreement on the Cooperative Establishment of the Straits College of Minjiang University and the Agreement on the Cooperative Establishment of the Transportation College of Minjiang University and this Supplementary Agreement, the provisions of this Supplementary Agreement shall prevail. Matters not covered in this Supplementary Agreement shall be supplemented by both parties through negotiation in accordance with the law and the principle of fairness and in combination with the actual situation.

6. This Agreement shall be made in quadruplicate, with each party holding two copies, and shall come into force as of the date of signature and seal by both parties.

7

Annex: 1. Agreement on Cooperation in Establishing the Straits College of Minjiang University

Agreement on Cooperative Establishment of Transportation College of Minjiang University

Party A: Minjiang University

Signature of authorized representative:

June 25, 2014

Party B: Attachment: Wanzhong Education Investment Management Co., Ltd.

Signature of authorized representative:

June 25, 2014

8